EXHIBIT 1

METABANK PROFIT SHARING 401(k) PLAN

Financial Statements and Schedule

September 30, 2019 and 2018

(With Reports of Independent Registered Public Accounting Firms Thereon)

METABANK PROFIT SHARING 401(k) PLAN

Report of Independent Registered Public Accounting Firm

To the Audit Committee of Meta Financial Group, Inc.
and the Participants of the MetaBank Profit Sharing 401(k) Plan
Meta Financial Group, Inc.
Sioux Falls, South Dakota

Opinion on the Financial Statements

We have audited the accompanying statements of net assets available for benefits of MetaBank Profit Sharing 401(k) Plan (the "Plan") as of September 30, 2019 and 2018, the related statement of changes in net assets available for benefits for the year ended September 30, 2019, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of September 30, 2019 and 2018, and the changes in net assets available for benefits for the year ended September 30, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on the Plan's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Plan in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Supplemental Information

The supplemental Schedule H, Line 4i - Schedule of Assets (Held at End of Year) as of September 30, 2019 has been subjected to audit procedures performed in conjunction with the audit of the Plan’s financial statements. The supplemental schedule is the responsibility of the Plan’s management. Our audit procedures included determining whether the information presented in the supplemental schedule reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental schedule. In forming our opinion on the supplemental schedule, we evaluated whether the supplemental schedule, including its form and content, is presented in conformity with the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental schedule is fairly stated in all material respects in relation to the financial statements as a whole.
Crowe LLP

We have served as the Plan's auditor since 2019.

Oak Brook, Illinois
March 27, 2020

METABANK PROFIT SHARING 401(k) PLAN
Statements of Net Assets Available for Benefits
September 30, 2019 and 2018

	2019	2018
Assets:
Investments, at fair value	$48,884,003	$40,753,328
Investments, at contract value	2,759,548	2,510,588
Total investments	51,643,551	43,263,916
Receivables:
Employer contributions	3,332,049	2,170,455
Notes receivable from participants	575,937	377,790
Total receivables	3,907,986	2,548,245
Net assets available for benefits	$55,551,537	$45,812,161

See accompanying notes to financial statements.

METABANK PROFIT SHARING 401(k) PLAN
Statement of Changes in Net Assets Available for Benefits
Year ended September 30, 2019

Additions to net assets attributed to:
Investments:
Interest and dividends	$531,715
Net appreciation in fair value of investments	1,487,248
Net change in investments	2,018,963

Interest on notes receivable from participants	24,037

Contributions:
Participants	6,209,420
Employer	3,343,089
Rollovers	3,576,251
Total contributions	13,128,760
Total additions	15,171,760

Deductions from net assets attributed to:
Benefits paid to participants and beneficiaries	5,418,895
Administrative expenses	13,489
Total deductions	5,432,384
Net increase in net assets available for benefits	9,739,376

Net assets available for benefits:
Beginning of year	45,812,161
End of year	$55,551,537

See accompanying notes to financial statements.

METABANK PROFIT SHARING 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2019 AND 2018

(1)	Description of the Plan

The following description of the MetaBank Profit Sharing 401(k) Plan (the Plan or Plan Document) provides only general information. Participants should refer to the Plan Document for a more complete description of the Plan’s provisions.

(a)	General and Eligibility
The Plan is a defined contribution plan covering all full‑time employees of MetaBank (a wholly owned subsidiary of Meta Financial Group, Inc. (the Company or Plan Sponsor or Plan Administrator)), referred to herein as the Bank, who have at least one year of service (profit‑sharing), three months of service (elective deferrals and match) and are age 21 or older. On June 1, 2019, the Plan was amended to change service requirements for elective deferrals from three months of service to 30 days of service. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

(b)	Record Keeper and Custodian
Principal Life Insurance Company has been designated as record‑keeper and Delaware Charter Guarantee & Trust Company d/b/a Principal Trust Company is custodian and trustee of the Plan (collectively, Principal).

(c)	Contributions
The Plan is funded by employee and employer contributions. Participating employees may contribute a percentage of their wages up to the maximum percentage allowable not to exceed the limits of Code Section 401(k), 402(g), 404, and 415. Annual employee contributions were limited to $18,500 per person in 2019 and 2018, as indexed by the Internal Revenue Service (IRS), except for those employees eligible for catch up contributions. The Plan also places certain restrictions on contributions from those employees defined as highly compensated.

The employer may, in its sole discretion, make discretionary contributions to the Plan each year. A contribution of 4% of eligible compensation was approved related to fiscal year 2018 to be paid in fiscal year 2019. A contribution of 4% of eligible compensation was also approved related to fiscal year 2019 to be paid in fiscal year 2020.

Participants direct the investment of their contributions and any employer contributions into various investment options offered by the Plan. Participants may direct contributions into a guaranteed investment account and various mutual fund accounts. Additionally, eligible participants may use a portion of their account balance to invest in Company common stock in the event such account was in existence prior to October 19, 2012. The option to invest in Company common stock was removed from the Plan and liquidated as of October 1, 2019.

During the year ended September 30, 2019, the Plan allowed participants to contribute to an after-tax Roth 401(k) account. The Plan collects and distributes funds in the after-tax Roth 401(k) accounts in the same manner as for all other contributions to the Plan.

(d)	Participant Accounts
Each participant’s account is credited with the participant’s contributions and allocations of (a) the Bank’s contribution, if any, and (b) investment fund earnings (losses), and charged with an allocation of administrative expenses. Investment income and administrative expenses are allocated based on participant account value. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account. Participants are allowed to direct the investment of their contributions among the investment options offered by the Plan. Participants may change investment options at any time.

(e)	Voting Rights
Each participant is entitled to exercise voting rights attributable to the Company common stock shares allocated to his or her account and is notified by the Bank on behalf of the Trustee for the Plan prior to the time

METABANK PROFIT SHARING 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2019 AND 2018

that such rights are to be exercised. The Trustee is not permitted to vote any allocated share for which instructions have not been given by a participant.

(f)	Vesting
Participants are immediately vested in their voluntary contributions and in the Bank’s discretionary contributions, plus actual earnings thereon. There are no forfeitures within the Plan.

(g)	Payment of Benefits
On termination of service due to retirement, death, or disability, a participant may elect to receive either a lump-sum cash payment equal to the value of the participant’s account or monthly, quarterly, semi-annual, or annual installment payments.

Other allowable distributions outside of terminations due to retirement, death, or disability include in-service withdrawals for employees who are 59 1/2 years of age and older, financial hardship, and termination of employment outside of retirement, death, or disability as allowed by the Plan.

In all instances, if the vested value of a participant’s account is less than $1,000, a lump-sum cash payment will be made.

(h)	Notes Receivable from Participants
Effective April 1, 2018, The Plan was amended to provide for participant loans against eligible participant account balances. Eligible participants obtain loans by filing a loan application with the Plan's recordkeeper and receiving all requisite approvals. Loan amounts are generally limited to the lesser of $50,000 or 50 percent of the individual participant's vested account balance, with certain restrictions.

Each loan specifies a repayment period that cannot extend beyond five years. However, the five-year limit shall not apply to any loan used to purchase a principal residence of the participant. The repayment period for a loan used to purchase a principal residence will not be longer than 15 years or the repayment period currently in effect for a commercial home loan. Loans bear interest based on the rates available for similar loans from commercial lending institutions, which is fixed at the time the loan is granted. Loans that transferred to the Plan due to acquisitions are based upon the terms of the plan agreement in effect at the time of loan origination. Repayments, including interest, are made through payroll deductions if available and are credited to the individual participant's account balance. If repayment is not made by payroll deduction, a processing fee may be charged.

Notes receivable from participants are measured at their unpaid principal balance plus any accrued but unpaid interest. Delinquent notes receivable that are more than 90 days past due are recorded as distributions based on the terms of the plan document. As of September 30, 2019, rates on outstanding loans ranged from 4.75% to 5.50% and outstanding loans were scheduled to mature on dates through September 2033.

(i)	Rollover Contributions
An aggregate of $3,576,251 was rolled into the Plan during the year ended September 30, 2019 and is included in rollovers on the statement of changes in net assets available for benefits. The rollover contributions in the statement of changes in net assets available for benefits are considered to be normal rollover activity during the year.

(2)	Summary of Significant Accounting Policies

(a)	Basis of Presentation
The accompanying financial statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles (GAAP). The financial statements have been prepared on the accrual basis of accounting.

METABANK PROFIT SHARING 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2019 AND 2018

(b)	Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and changes therein, and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

(c)	Investment Valuation and Income Recognition
The Plan’s investments are stated at fair value with the exception of the guaranteed investment contract, which is reported at contract value. The guaranteed investment contract is reported at contract value, which represents contributions made under the contract, plus earnings, less participant withdrawals and administrative expenses. Contract value is the relevant measure for the Plan's fully benefit-responsive investment contracts, because contract value is the amount Plan participants generally receive when executing transactions under the terms of the contract and Plan provisions.

Purchases and sales of securities are recorded on a trade-date basis. Interest is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation (depreciation) includes the plan's gains and losses on investments bought and sold as well as held during the year.

(d)	Payment of Benefits
Benefit payments to participants are recorded upon distribution. As of September 30, 2019, there were no amounts allocated to accounts of participants who had elected to withdraw from the Plan but had not yet been paid.

Notes receivable from participants are measures at their unpaid balance plus any accrued by unpaid interest. Delinquent notes receivable that are more than 90 days past due are recorded as distributions based upon the terms of the Plan document.

(3)	Administrative Expenses

Certain administrative functions are performed by officers or employees of the Bank. No such officer or employee receives compensation from the Plan. A majority of administrative fees, including trustee fees, are paid by the Plan Sponsor. Certain other administrative expenses are paid directly by the Plan.

(4)	Investments

During the year ended September 30, 2019, the Plan’s investments in mutual funds, collective trusts and Company common stock (including investments bought, sold, and held during the year) appreciated in fair value by $1,332,819, $6,004 and $148,425, respectively.

The Plan owned 2,967 shares of Company common stock at September 30, 2019 and 40,488 shares at September 30, 2018. The Plan received $8,124 in dividend income on the Company common stock during the year ended September 30, 2019. The Company effected a 3-for-1 forward stock split, paid in the form of a stock dividend, of its common stock on October 4, 2018. All share and per share data for all periods presented has been adjusted to reflect this 3-for-1 forward stock split of the Company's common stock.

(5)	Fixed Income Guaranteed Option

The Plan has a fully benefit-responsive guaranteed investment contract (GIC) with Principal Life Insurance Company. Principal Life Insurance Company maintains the contributions in a general account. The GIC does not have specific underlying assets assigned. The GIC issuer is contractually obligated to repay the principal and a

METABANK PROFIT SHARING 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2019 AND 2018

specified interest rate that is guaranteed to the Plan. There are no events in which the issuers can terminate the GIC with the Plan and settle at an amount different from contract value.

The GIC is included in the financial statements at contract value which approximates fair value. Contract value, as reported to the Plan by Principal Life Insurance Company, represents contributions made under the contract, plus earnings, less participant withdrawals and administrative expenses. Participants may ordinarily direct the withdrawal or transfer of all or a portion of their investment at contract value. The GIC does have a surrender charge of 5% that may be charged if the Plan terminates its interest in the GIC.

Certain events limit the ability of the Plan to transact at contract value with the issuer. Such events include the following: (1) amendments to the Plan Document (including complete or partial plan termination or merger with another plan), (2) changes to the Plan’s prohibition on competing investment options or deletion of equity wash provisions, (3) bankruptcy of the Plan Sponsor or other Plan Sponsor events (for example, divestitures or spin offs of a subsidiary) that cause a significant withdrawal from the Plan, or (4) the failure of the trust to qualify for exemption from federal income taxes or any required prohibited transaction exemption under ERISA. The Plan Administrator does not believe that the occurrence of any such value event, which would limit the Plan’s ability to transact at contract value with participants, is probable.

There are no reserves against contract value for credit risk of the contract issuer or otherwise. The crediting interest rate is based on a formula agreed upon with the issuer, but it may not be greater than 3% or less than 1%. Such interest rates are reviewed on a semi-annual basis for resetting.

(6)	Fair Value Measurements

Accounting Standards Codification (ASC) 820, Fair Value Measurement, defines fair value, establishes a framework for measuring the fair value of assets and liabilities using a hierarchy system and requires disclosures about fair value measurement. It clarifies that fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts.

ASC Topic 820 requires that assets and liabilities carried at fair value also be classified and disclosed according to the process for determining fair value. There are three levels of determining fair value. These levels are:

Level 1:	Valuation is based upon quoted prices for identical instruments traded in active markets that the Plan Administrator has the ability to access at measurement date.
Level 2:
Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active and model-based valuation techniques for which significant assumptions are observable in the market.

Level 3:
Valuation is generated from model-based techniques that use significant assumptions not observable in the market and are used only to the extent that observable inputs are not available. These unobservable assumptions reflect the Plan Administrator’s own estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include use of option pricing models, discounted cash flow models and similar techniques.

     In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, a financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the financial statements.

The following is a description of the valuation methods used for assets measured at fair value:

METABANK PROFIT SHARING 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2019 AND 2018

Mutual Funds/Common Stock: The fair values of the mutual funds and common stock are based on quoted market prices when available.

Collective Trusts: Valued at net asset value (NAV) per unit held by the Plan at year-end as quoted by the funds. The NAV is based on the fair value of the underlying investments held by the fund less its liabilities. Participant transactions may occur daily.

The fair value of the Plan’s assets at September 30, 2019 and 2018, by level within the fair value hierarchy, is presented as follows:

	Assets at Fair Value at September 30, 2019
	(Level 1)	(Level 2)	(Level 3)	Total
Common Stock	$96,749	$—	$—	$96,749
Mutual Funds	48,787,254	—	—	48,787,254
Total assets in the fair value hierarchy	$48,884,003	$—	$—	$48,884,003

	Assets at Fair Value at September 30, 2018
	(Level 1)	(Level 2)	(Level 3)	Total
Collective Trusts	$—	$17,479,623	$—	$17,479,623
Common Stock	1,115,480	—	—	1,115,480
Mutual Funds	22,158,225			22,158,225
Total assets in the fair value hierarchy	$23,273,705	$17,479,623	$—	$40,753,328

(7)	Plan Termination

Although it has not expressed any intent to do so, the Bank has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA.

(8)	Tax Status

The Internal Revenue Service issued an opinion letter dated August 8, 2014, indicating that the prototype adopted by the Plan, as then designed, was in compliance with applicable requirements of the Internal Revenue Code. Although the Plan has been amended from the original prototype document, Plan management believes that the Plan is currently being operated in accordance with the Internal Revenue Code. GAAP requires Plan management to evaluate tax positions taken by the Plan and recognize a tax liability (or asset) if the Plan has taken an uncertain position that more likely than not would not be sustained upon examination by the IRS. The Plan Administrator has analyzed the tax positions taken by the Plan, and has concluded that as of September 30, 2019 and 2018, there were no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset) or disclosure in the financial statements. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. The Plan Administrator believes it is no longer subject to income tax examinations for years prior to 2016.

(9)	Risks and Uncertainties

METABANK PROFIT SHARING 401(k) PLAN
NOTES TO FINANCIAL STATEMENTS
SEPTEMBER 30, 2019 AND 2018

The Plan invests in various investments. Investments are exposed to various risks such as interest rate, market, and credit liquidity risks. Due to the level of risk associated with certain investments, it is at least reasonably possible that changes in the values of investments will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the statements of net assets available for benefits.

The Plan’s exposure to a concentration of credit risk is limited by the diversification of investments across the participant directed fund elections. Additionally, the investments within each participant-directed fund election are further diversified into varied financial instruments. Investment decisions are made, and the resulting risks are borne, exclusively by the Plan participants who make such decisions.

The Plan invests directly or indirectly in investments with contractual cash flows, such as asset-backed securities, collateralized mortgage obligations, and commercial mortgage backed securities. The value, liquidity, and related income of these securities are sensitive to changes in economic conditions, including real estate value, delinquencies, or defaults, or both, and may be adversely affected by shifts in the market’s perception of the issuers and changes in interest rates.

(10)	Parties-In-Interest

Parties-in-interest are defined under Department of Labor Regulations as any fiduciary of the Plan, any party rendering service to the Plan, the Company, and certain others. Notes receivable issued to participants qualify as party-in-interest transactions, which are exempt from the prohibited transaction rules. Transactions resulting in Plan assets being transferred to or used by a related party are prohibited under ERISA unless a specific exemption is applied.

Principal is a party-in-interest as defined by ERISA as a result of being the record keeper and custodian of the Plan. The Plan holds units of collective trusts and mutual funds managed by Principal and incurred administrative and trustee/custodian expenses of approximately $13,489 to Principal in 2019. The Plan also holds a Guaranteed Investment Contract issued by Principal Life Insurance Company.

The Company is a party-in-interest as defined by ERISA as a result of being the Plan Sponsor. The Plan engages in transactions involving the acquisition or disposition of common stock of the Company. All of the above transactions are exempt from the “prohibited transactions” provisions of ERISA and the IRC.

(11)	Subsequent Events

In March 2020, the financial markets experienced volatility due to the coronavirus pandemic. Because of the uncertainty of the markets during this time, Plan management is unable to estimate the impact of the pandemic on the assets of the Plan.

METABANK PROFIT SHARING 401(k) PLAN
Schedule H, Line 4i – Schedule of Assets (Held at End of Year)
September 30, 2019
EIN 42-0747941
Plan 001

	(b) Identity of issuer, borrower,	(c)	(d)	(e)
(a)	lessor, or similar party	Description of investment	Cost	Current value
	The American Funds	Mutual Funds – AM FDS EUROPACIFIC GRTH R4 FD	**	$725,247
	American Funds Service Company	Mutual Funds - AM FDS TRGT DTE RTM 2010	**	417,068
	American Funds Service Company	Mutual Funds - AM FDS TRGT DTE RTM 2015	**	428,092
	American Funds Service Company	Mutual Funds - AM FDS TRGT DTE RTM 2020	**	2,175,260
	American Funds Service Company	Mutual Funds - AM FDS TRGT DTE RTM 2025	**	4,935,269
	American Funds Service Company	Mutual Funds - AM FDS TRGT DTE RTM 2030	**	3,534,484
	American Funds Service Company	Mutual Funds - AM FDS TRGT DTE RTM 2035	**	3,814,326
	American Funds Service Company	Mutual Funds - AM FDS TRGT DTE RTM 2040	**	2,617,712
	American Funds Service Company	Mutual Funds - AM FDS TRGT DTE RTM 2045	**	2,691,618
	American Funds Service Company	Mutual Funds - AM FDS TRGT DTE RTM 2050	**	2,531,589
	American Funds Service Company	Mutual Funds - AM FDS TRGT DTE RTM 2055	**	1,556,009
	American Funds Service Company	Mutual Funds - AM FDS TRGT DTE RTM 2060	**	287,365
	BlackRock	Mutual Funds - ISHS US Agg BD Index Inv A Fd	**	10,472
	Calvert Funds	Mutual Funds – Calvert US Lg Cap Rsp Idx A Fd	**	231,877
	Delaware Investments	Mutual Funds – Delaware SmCap Value I Fund	**	568,225
	Delaware Investments	Mutual Funds – Delaware Value Inst Fund	**	296,611
	Janus International Holdings, LLC	Mutual Funds – JanusHenderson Triton S	**	1,456,373
	Lord Abbett	Mutual Funds -- Lord Abbett High Yield R4 Fund	**	51,295
*	Meta Financial Group, Inc.	Common Stock, 2,967 shares	**	96,749
	MFS Investment Management	Mutual Funds – MFS Intl Instrinsic Value R3 Fd	**	1,610,439
	Nuveen	Mutual Funds - Nuveen Midcap Value I Fund	**	987,727
	Oppenheimer	Mutual Funds – Inv Oppenheim Dev Mark Y Fund	**	692,314
	PIMCO Funds	Mutual Funds – PIMCO INCOME A FUND	**	512,277
*	Principal Funds Inc	Mutual Funds – Prin Real Estate Sec R3 Fund	**	748,041
*	Principal Funds Inc	Mutual Funds – Prin Equity Income R3 Fund	**	1,992,910
*	Principal Funds Inc	Mutual Funds – Principal Income R3 Fund	**	1,977,116
*	Principal Funds Inc	Mutual Funds – Prin LargeCap Growth I R3 Fund	**	3,381,063
*	Principal Funds Inc	Mutual Funds – Prin LgCap S&P 500 Idx R4 Fund	**	2,416,501
*	Principal Funds Inc	Mutual Funds – Principal MidCap R3 Fund	**	2,264,380
*	Principal Funds Inc	Mutual Funds – Prin MidCap S&P 400 Idx R4 Fund	**	1,035,701
*	Principal Funds Inc	Mutual Funds – Prin SmCap S&P 600 Idx R4 Fund	**	1,569,811
*	Principal Life Insurance Company	Guaranteed Investment Contract - Prin Fixed Inc Guar Option	**	2,759,548
	TIAA Investments	Mutual Funds -- TIAA-CREF Emg Mkt EQ Ind RT Fd	**	18,622
	TIAA Investments	Mutual Funds -- TIAA-CREF Intl EQ Idx RTR Fd		21,313
	T. Rowe Price Funds	Mutual Funds – T. Rowe Price Hlth Sci Fd	**	1,104,953
	Western Asset Management Co.	Mutual Funds - Western Asset Core Plus BD A	**	125,194
		Total investments		51,643,551
*	Notes receivable from participants	4.75% to 5.50%, due through September 2033	**	575,937

				$52,219,488

*	Party-in-interest.
**	Cost information is not required for participant-directed investments, and, therefore is not included.